Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Foundation Medicine, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-200613) and Form S-8 (Nos. 333-191380, 333-194439 and 333-201756) of Foundation Medicine, Inc. of our report dated March 2, 2017, with respect to the consolidated balance sheet of Foundation Medicine, Inc. and subsidiary as of December 31, 2016, and the related consolidated statement of operations and comprehensive loss, stockholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2016 annual report on Form 10-K of Foundation Medicine, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 2, 2017